Exhibit 10.3

Organovo, Inc. 440 Stevens Avenue, Suite 200 Solana Beach, CA 92075

September 15, 2020

Jeffrey Miner, Ph.D.

4572 Pauling Ave.

San Diego, CA 92122

Dear Jeff:

On behalf of Organovo Inc., (“Organovo”) it is our great pleasure to extend you an offer of employment as Chief Scientific Officer of Organovo and Organovo Holdings, Inc. (the “Company”), contingent on approval by the Company’s Board of Directors (the “Board”), reporting to Keith Murphy, Executive Chairman. In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to our exciting team. We are pleased to offer you the following:

Salary: Your base salary for this exempt position will be $225,000.00 per year, paid bi-weekly and subject to deductions and income tax withholding as required by law or the policies of the Company. Future increases will be considered by the Compensation Committee in its review or executive compensation.

Benefits: The Company will be evaluating its benefits offerings and you will receive the benefits appropriate to the Company’s final offerings suitable for this level position after this review is completed and new benefits offerings are finalized.

Bonus: You are eligible to participate in the Company's Short-Term Incentive Plan, which is established annually by the Compensation Committee. Your target incentive bonus for fiscal 2021 will be 35% of your base salary; however, the actual bonus received will be based upon the Company's performance and your achievement of individual performance goals established by the Compensation Committee. Your fiscal 2021 bonus payment will be subject to required deductions, and withholdings and will be calculated on a prorated basis based on your W-2 earnings. The Company's Compensation Committee shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph, and if so, the amount of any such bonus.

Equity Package: In addition, subject to approval by the Board's Compensation Committee after your start date, we are pleased to offer you a Stock Option Award (the "Stock Option"). The Stock Option will be exercisable for 100,000 shares of the Company's common stock (the "Option Shares") (equal to approximately 2% of the Company's outstanding common stock as of the date of grant. The exercise price for the Option Shares will be set at the closing market price of the Company's common stock on the Nasdaq Stock Market on the date the Compensation Committee approves the grant. One-fourth (1/ 4th) of the Option Shares will vest one year from your start date at the Company (the "Vesting Commencement Date"), and the remaining Option Shares will vest on a quarterly basis thereafter over a period totaling four years from the Vesting Commencement Date, subject to your continuous service through such date.

The Company intends to grant the equity awards as "inducement grants" within the meaning of Nasdaq Marketplace Rule 5635(c)(4) (the "Inducement Grant Rules"). While the equity grants will be granted outside of the Company's 2012 Equity Incentive Plan (the "Plan"), the other terms and conditions applicable to the options and RSUs will be consistent with those applicable to options and RSUs granted to the Company's executive officers under the Plan, as described in the applicable Stock Option Agreement and RSU Agreement. The Company will file a Registration Statement on Form S-8 to cover the issuance of the equity awards and the sale of the underlying shares of Company's common stock.

Severance and Change in Control: You are eligible to participate in the Company's Severance and Change in Control Plan (the "Plan"), which is attached hereto, as a Tier 2 Employee. The Plan has been approved by the Board and may be modified by the Board in the future.

Start Date: Should you find our offer attractive and contingent upon Board approval, we would like your start date to be September 15, 2020.

This employment offer is contingent upon you signing our Employee Confidentiality Agreement providing legally required evidence of your right to work in the United States as well as Organovo's successful completion of your references and background check. In consideration of your employment, you also agree to conform to the policies and standards of the Company.

Your employment as Chief Scientific Officer is a part-time position. While you render services to the Company, you agree to reserve sufficient time for our business activity (expected to be at least half-time) and to obtain the Board's approval for any changes to this expectation, pursuant to the Company's Corporate Governance Guidelines. The Board agrees to handle any such requests promptly and in good faith.

Your employment will be "at-will" and either party may terminate the relationship at any time with or without cause and with or without notice.

By your signature below, you acknowledge that you will be an exempt employee and that this offer letter supersedes any prior offer letters, arrangements or discussions between you and the Company (and its wholly-owned subsidiary Organovo Inc.), and represents the entire agreement between you and Organovo, and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Organovo. Any additions or modifications of these terms must be in writing and signed by you and Chair of the Compensation Committee. On the first day of employment, you will be required to provide the Company with the legally required proof of your identity and authorization to work in the United States. In addition, by signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

We hope that you'll accept this offer and look forward to welcoming you aboard! Please feel free to call me if you have any questions.

Sincerely,

/s/ Keith Murphy

Keith Murphy

Executive Chairman

To accept this job offer:

•	Sign and date this job offer letter where indicated below.
•

Return a signed and dated document back within 5 days of the date of this letter. A copy of the document should be retained for your records. The document should be scanned and returned electronically to HR@organovo.com.

Accept Job Offer
by signing and dating this offer letter, I, (name), accept this offer of employment from Organovo, Inc.

Signature:	/s/ Jeff Miner